                                                   SEC FILE NUMBER:  002-98748-D
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                                                      CUSIP NUMBER:  92909G-10 3
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

     (Check One):   [ ] Form 10-K or 10-KSB   [ ] Form 20-F   [ ] Form 11-K
[X] Form 10-Q or 10-QSB   [ ] Form N-SAR   [ ] Form N-CSR

         For Period Ended: March 31, 2005
                          --------------------------------------------

[ ] Transition Report on Form 10-K or 10-KSB [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F               or 10-QSB
[ ] Transition Report on Form 11-K           [ ] Transition Report on Form N-SAR

        For the Transition Period Ended:
                                        --------------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:
                                                   ------------------------

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                                     PART I.
                             REGISTRANT INFORMATION

Full name of registrant:          VSUS Technologies Incorporated
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Former name if applicable:
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Address of principal executive office (Street and number):
    444 Madison Ave., 24th Floor
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City, state and zip code:          New York, New York 10022
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                                    PART II.
                             RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
         Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[X]      (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

                                    PART III.
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB,
11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

We were not able to file, without unreasonable effort and expense, our Quarterly
Report on Form 10-QSB, for the three-month period ended March 31, 2005, on or prior to May 16, 2005, because we are in the process of changing our independent auditors. It is anticipated that our Quarterly Report on Form 10-QSB, for the three-month period ended March 31, 2005, along with our unaudited financial statements for such period, will be filed on or before the 5th calendar day following the prescribed due date.

                                    PART IV.
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

             Eliyahu Kissos              (212)              972-1400
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                (Name)                (Area Code)     (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

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         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [X] Yes [ ] No

It is anticipated that a significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, due to our former parent's acquisition of our company, as of April 15, 2004. Prior to such transactions, our former parent, the predecessor filer, had substantially no business operations. Subsequently, our former parent merged with and into our company, as of June 9, 2004.

                         VSUS TECHNOLOGIES INCORPORATED
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   May 17, 2005                         By: /s/ Eliyahu Kissos
      ------------------------------            --------------------------------
                                                    Name: Eliyahu Kissos
                                                    Title: President

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

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